Exhibit 99.2

CONTACT:
Lewis Fanger	Richard Land, James Leahy
Vice President, Investor Relations	Jaffoni & Collins Incorporated
702/541-7777 or investors@pnkmail.com	212/835-8500 or pnk@jcir.com
PINNACLE ENTERTAINMENT ANNOUNCES PRICING OF
$350 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF
8.75% SENIOR SUBORDINATED NOTES DUE 2020
LAS VEGAS, NV, April 29, 2010 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today the pricing of $350 million in aggregate principal amount of new 8.75% senior subordinated notes due 2020, which will be issued in a private placement. The offering is scheduled to close on May 6, 2010, subject to closing conditions.
The Company intends to use a portion of the net proceeds from the offering to redeem all of its existing 8.25% senior subordinated notes due 2012, of which $200 million in aggregate principal amount is outstanding, and to repay $80 million in revolving credit borrowings under its credit facility. The Company expects to redraw revolver borrowings to fund its Baton Rouge development project as construction proceeds. The Company also expects to use the remaining net proceeds from the offering for general corporate purposes, including funding its Baton Rouge development project.
The new senior subordinated notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.